Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-242416, 333-106276, 333-116602, 333-48726, 333-96623, 333-65964, 333-127299, 333-136408, 333-141383, 333-158541, 333-172230, 333-173802, 333-194426, 333-196118, 333-208545, and 333-213505) of Support.com, Inc. of our report dated March 30, 2021, except for the revision to the segment information disclosure in Note 1 as to which the date is July 16, 2021, relating to the consolidated financial statements of Support.com, Inc. as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019, which appear in this Form 10-K/A (Amendment No. 2) for the year ended December 31, 2020 as filed on July 16, 2021.

/s/ Plante & Moran, PLLC

Denver, Colorado
July 16, 2021